Exhibit 10.2

GRAHAM CORPORATION

ANNUAL EXECUTIVE CASH BONUS PLAN

(As Amended and Restated Effective June 1, 2026)

Summary

The objective of this Annual Executive Cash Bonus Plan (the “Plan”) is to compensate the Executive Chairman, the Chief Executive Officer and the Chief Executive Officer’s direct reports for above-average performance through annual bonuses related to both Company and individual performance.

Eligibility and Participation

1.

Eligible employees shall include the Executive Chairman, the Chief Executive Officer and the Chief Executive Officer’s direct reports. “Direct reports” means the: (a) Vice President – Finance, Chief Financial Officer and Chief Accounting Officer, (b) Vice Presidents and General Managers, and (c) such other employees of the Company selected by the Chief Executive Officer to participate in this Plan, subject to the approval by the Compensation Committee of such participation.

2.	Target participation levels shall be established by the Compensation Committee.

3.

Newly hired or promoted employees are eligible for participation in the Plan upon employment unless otherwise determined by the Chief Executive Officer for Direct Reports and by the Compensation Committee in the case of the Executive Chairman or the Chief Executive Officer.

4.

Participants who voluntarily terminate employment or whose employment is involuntarily terminated, in each case, for any reason before the end of the fiscal year shall receive no bonus except as approved by the Compensation Committee, in its sole discretion.

Establishment and Level of Goals

1.	Financial goals shall be approved by the Board of Directors.

2.

The members of the Board (excluding the Executive Chairman) shall approve individual goals for the Executive Chairman. The Chairman of the Compensation Committee shall approve individual goals for the Chief Executive Officer. The Chief Executive Officer shall approve individual goals for Direct Reports. The members of the Board (excluding the Executive Chairman), Chairman of the Compensation Committee or Chief Executive Officer, as applicable, shall determine the number and weighting of goals.

Payment Calculation

At the end of each fiscal year, the Compensation Committee shall determine the extent to which the applicable financial goals and individual goals have been satisfied and the corresponding goal payout factors. The Compensation Committee shall then determine each Participant’s preliminary payout value, which shall be the Participant’s Target Participation Level multiplied by the product of each performance goal’s weighting times its payout factor. The Compensation Committee may then adjust each Participant’s preliminary payout value, either upwards or downwards, in the Compensation Committee’s sole discretion, to determine each Participant’s final payout value.

The final payout values, as determined by the Compensation Committee, will be paid to Participant’s as soon as practicable after the end of the fiscal year, but in no event later than 75 days immediately following the end of the fiscal year.

Recoupment

The Plan and the compensation payable hereunder shall be subject to forfeiture, recovery by the Company or other action pursuant to the Graham Corporation Policy for the Recovery of Erroneously Awarded Compensation, as well as any other incentive compensation recoupment policy adopted by the Company’s Board of Directors or the Compensation Committee at any time.

Other Considerations

1.	Participants who change their position during the fiscal year shall receive bonus on a pro rated basis.

2.

Special awards may be made to any person who has made an extraordinary contribution to the Company during the year. Such awards must be recommended by the Chief Executive Officer to the Chairman of the Compensation Committee and may be approved by the Compensation Committee, or for the Executive Chairman, recommended by any member of the Compensation Committee and approved by the members of the Compensation Committee.

3.	Unusual or non-recurring events that either positively or negatively affect financial performance may be included or excluded in financial calculations at the discretion of the Compensation Committee.

4.	Nothing herein shall be construed to limit or affect the normal and usual powers of management, including right to terminate any individual at any time.

5.	The Compensation Committee shall have final and conclusive authority on the existence and administration of this plan.

6.	In the event that the Company is in danger of failing to meet its bank covenants, the Compensation Committee may consider granting equity awards in lieu of paying cash bonuses.

7.

In the event of death, a Participant’s designated beneficiary will be entitled to the Participant’s plan benefits. If the Participant has not designated a beneficiary, the Participant’s beneficiary or beneficiaries will be determined in accordance with the Participant’s will. If there is no will, the beneficiary or beneficiaries shall be determined by the laws of descent and distribution in the state in which the Participant was a resident at the time of death. In the event of death prior to the end of a fiscal year, the Participant will be entitled to a receive plan benefits on a pro rated basis, which shall be paid to a Participant’s designated beneficiary.

Section 409A

The Plan and the compensation payable thereunder are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder, and shall be administered and interpreted consistent with such intention.

ANNUAL EXECUTIVE CASH BONUS PLAN

FISCAL YEAR 2027

TERMS FOR

NAMED EXECUTIVE OFFICERS

Target Participation Levels

Position	% Base Pay
Executive Chairman	50%
Chief Executive Officer	100%
Vice President – Finance, Chief Financial Officer and Chief Accounting Officer	70%
Vice Presidents and General Managers	50%

Goal Weightings

Position	Adjusted EBITDA(1)	Bookings (2)	Safety Goal(3)(4)	Personal Goals
Executive Chairman	40%	20%	20%	20%
Chief Executive Officer	40%	20%	20%	20%
Vice President – Finance, Chief Financial Officer and Chief Accounting Officer	40%	20%	20%	20%
Vice Presidents and General Managers	40%	20%	20%	20%

(1)

For the Executive Chairman, Chief Executive Officer and Chief Financial Officer Adjusted EBITDA includes consolidated Adjusted EBITDA and for the Vice Presidents and General Managers Adjusted EBITDA includes consolidated Adjusted EBITDA (12%) and divisional Adjusted EBITDA (28%). “Adjusted EBITDA” shall mean net income, plus income taxes, plus net interest expenses, plus depreciation, depletion and amortization, plus non-cash charges, expenses, write-downs and losses, less all non-cash income and gains, plus non-recurring costs and expenses, less non-recurring income/gains and any other unusual and infrequent items, as determined by the Compensation Committee. Adjusted EBITDA shall be based upon fiscal year-end results.

(2)

For the Executive Chairman, Chief Executive Officer and Chief Financial Officer bookings include consolidated bookings and for the Vice Presidents and General Managers bookings include consolidated bookings (6%) and divisional bookings (14%). Bookings is defined as new orders received by the Company and entered into backlog during fiscal year 2027, and shall be reduced by the impact of any backlog cancellations. The consolidated bookings calculation for bonus purposes shall be consolidated new orders for Batavia, NY, Barber-Nichols, LLC, P3 Technologies, LLC, FlackTek Manufacturing, LLC and FlackTek Sales, LLC, Ahmedabad, India, and Suzhou, PRC.

(3)

The metric used for the Safety Goals shall be the total recordable incident rate (“TRIR”) and is defined as the frequency of recordable workplace injuries and illnesses per 100 full-time employees annually. For the Executive Chairman, Chief Executive Officer and Chief Financial Officer TRIR includes consolidated TRIR and for the Vice Presidents and General Managers TRIR includes the TRIR of the corporate division of which the individual Vice President and General Manager oversees. Regardless of the consolidated TRIR achieved, in order for the Executive Chairman, Chief Executive Officer and Chief Financial Officer to satisfy their Safety Goals, the TRIR of each corporate division must achieve at least the threshold achievement level of the Safety Goal. The consolidated TRIR calculation for bonus purposes shall be consolidated TRIR for Batavia, NY, Barber-Nichols, LLC, P3 Technologies, LLC, FlackTek Manufacturing, LLC and FlackTek Sales, LLC, Ahmedabad, India, and Suzhou, PRC.

(4)

In the event of a Catastrophic Safety Event (as defined below), the Board shall have the discretion to reduce the achievement level of the Safety Goal for such participant to 0%. A Catastrophic Safety Event is an event that results in a personal injury which results in death; dismemberment; significant disfigurement; loss of a fetus; permanent loss of use of a body organ, member, function or system.

Currency exchange rates will be calculated monthly at a fixed rate to eliminate currency fluctuations from incentive calculations.

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